UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

September 25, 2008
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2
(Address of Principal Executive Offices and Zip Code)

(416) 866 3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 15, 2006, C2 Communications Technologies Inc., a wholly-owned subsidiary of C2 Global Technologies Inc. (“C2”), filed a patent infringement lawsuit against Qwest Communications International, Inc., Global Crossing Limited, Level 3 Communications, Inc. (collectively, the “Defendants”), and certain other co-defendants. The complaint was filed in the Marshall Division of the United States District Court for the Eastern District of Texas and alleges that the defendants’ services and systems utilizing Voice over Internet Protocol infringe C2’s U.S. Patent No. 6,243,373 (the “’373 Patent”), entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System”.

On September 25, 2008, C2 executed a Settlement and License Agreement (the “Agreement”) with the Defendants. The Agreement also includes Sonus Networks, Inc. (“Sonus”). Under the terms of the Agreement, C2 granted the Defendants and Sonus a non-exclusive, perpetual, worldwide, fully paid up, royalty-free license under any of C2’s present patents and patent applications, including the ‘373 Patent, to make, use, sell or otherwise dispose of any goods and services based on such patents. The foregoing license grant was made in consideration of the Defendants’ and Sonus’s payment to C2 in the amount of $9.5 million. In addition, the Agreement contains other terms and provisions customary for agreements of this nature. The Agreement effectively concludes the litigation that commenced on June 15, 2006.

Item 8.01	Other Events.

On September 26, 2008, the Company issued a press release which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Exhibits

Exhibit No.	Title
99.1	Press release dated September 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: September 29, 2008	By:	/s/ Stephen A. Weintraub
Name: Stephen A. Weintraub
Title: Chief Financial Officer and Corporate Secretary